Exhibit 8.1

June 29, 2018	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Volkswagen Auto Lease/Loan

Underwritten Funding, LLC

2200 Ferdinand Porsche Drive

Herndon, Virginia 20171

Re:	Volkswagen Auto Lease/Loan Underwritten Funding, LLC
Registration Statement on Form SF-3 (No. 333-205992)

Ladies and Gentlemen:

We have acted as special federal tax counsel to Volkswagen Auto Lease/Loan Underwritten Funding, LLC (the “Company”), a Delaware limited liability company in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of the Class A-1 Asset Backed Notes, the Class A-2-A Asset Backed Notes, the Class A-2-B Asset Backed Notes, the Class A-3 Asset Backed Notes and the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the final prospectus dated June 27, 2018 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Volkswagen Auto Loan Enhanced Trust 2018-1 (the “Issuer”), a trust formed by the Company pursuant to a trust agreement between the Company and Deutsche Bank Trust Company Delaware, as owner trustee. The Notes will be issued pursuant to an Indenture between the Issuer and Citibank, N.A., as indenture trustee. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement, the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Transaction Documents”). In addition, we have assumed that the Transaction Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof.

Mayer Brown LLP operates in combination with other Mayer Brown entities, which have offices in North America,

Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Volkswagen Auto Lease/Loan

Underwritten Funding, LLC

We hereby confirm and adopt the Opinions set forth in the Prospectus (to the extent they relate to the U.S. federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material U.S. Federal Income Tax Consequences.”

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service ( “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the IRS.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or Prospectus, including this exhibit.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP